Exhibit 99.2

Theravance Biopharma Announces Alignment of Workforce with Focus on Key Strategic Priorities

DUBLIN, IRELAND — January 7, 2019 — Theravance Biopharma, Inc. (NASDAQ: TBPH) (“Theravance Biopharma” or the “Company”) today announced a reduction in workforce to align with its focus on continued execution of key strategic programs, and advancement of selected late-stage research programs toward clinical development. Theravance Biopharma will reduce its overall headcount by approximately 50 individuals, with affected employees primarily focused on early research or the infrastructure in support of VIBATIV® (telavancin). VIBATIV is a marketed antibiotic recently sold by the Company to Cumberland Pharmaceuticals, Inc.

“Our portfolio has evolved over time, most recently with the approval and commercial launch of YUPELRI™ (revefenacin) plus the advancement of TD-1473 and ampreloxetine (TD-9855) into late-stage development programs. At this juncture, we concluded it was prudent to focus resources on our late-stage research projects and translational science, late-stage development pipeline, and the commercialization of YUPELRITM,” said Rick E Winningham, chairman and chief executive officer of Theravance Biopharma. “While we are scaling back our activities in early research, we remain committed to drug discovery as a source of future long-term growth for our organization. In 2019, those efforts will include driving four new, promising organ-selective projects toward first-in-human studies. We want to express our deep appreciation to the employees who are leaving for their significant contribution to the Company’s achievements, and we wish them well in their future endeavors.”

About Theravance Biopharma

Theravance Biopharma, Inc. (“Theravance Biopharma”) is a diversified biopharmaceutical company with the core purpose of creating medicines that help improve the lives of patients suffering from serious illness.

In our relentless pursuit of this objective, we strive to apply insight and innovation at each stage of our business, including research, development and commercialization, and utilize both internal capabilities and those of partners around the world. Our research efforts are focused in the areas of inflammation and immunology. Our research goal is to design localized medicines that target diseased tissues, without systemic exposure, in order to maximize patient benefit and minimize risk. These efforts leverage years of experience in developing localized medicines for the lungs to treat respiratory disease. The first potential medicine to emerge from our research focus on immunology and localized treatments is an oral, gut-selective pan-Janus kinase (JAK) inhibitor, currently in development to treat a range of inflammatory intestinal diseases. Our pipeline of internally discovered product candidates will continue to evolve with the goal of creating transformational medicines to address the significant needs of patients.

In addition, we have an economic interest in future payments that may be made by Glaxo Group or one of its affiliates (GSK) pursuant to its agreements with Innoviva, Inc. relating to certain programs, including Trelegy Ellipta.

For more information, please visit www.theravance.com.

THERAVANCE® and the Cross/Star logo are registered trademarks of the Theravance Biopharma group of companies. Trademarks, trade names or service marks of other companies appearing on this press release are the property of their respective owners.

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives, expectations and future events. Theravance Biopharma intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to expectations for the repayment of the notes, the expected future commercial performance of Trelegy Ellipta, the Company’s strategies, plans and objectives, the Company’s regulatory strategies and timing of clinical studies (including the data therefrom), the potential benefits and mechanisms of action of the Company’s product and product candidates, the Company’s expectations for product candidates through development and potential regulatory approval and commercialization (including their potential as components of combination therapies). These statements are based on the current estimates and assumptions of the management of Theravance Biopharma as of the date of the press release are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance Biopharma to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: delays or difficulties in commencing, enrolling or completing clinical studies, the potential that results from clinical or non-clinical studies indicate the Company’s product candidates are unsafe or ineffective (including when our product candidates are studied in combination with other compounds), risks that product candidates do not obtain approval from regulatory authorities, the feasibility of undertaking future clinical trials for our product candidates based on policies and feedback from regulatory authorities, dependence on third parties to conduct clinical studies, delays or failure to achieve and maintain regulatory approvals for product candidates and risks of collaborating with or relying on third parties to discover, develop, manufacture and commercialize products. Other risks affecting Theravance Biopharma are described under the heading “Risk Factors” contained in Theravance Biopharma’s Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 8, 2018 and Theravance Biopharma’s other filings with the SEC. In addition to the risks described above and in Theravance Biopharma’s filings with the SEC, other unknown or unpredictable factors also could affect Theravance Biopharma’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance Biopharma assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

Contact Information

Alexander Dobbin

650-808-4045

investor.relations@theravance.com

Tim Brons

Vida Strategic Partners (media)

646-319-8981

tbrons@vidasp.com